Exhibit 99.1

ORCHARD TO PRESENT AT ROTH CAPITAL CONFERENCE ON FEBRUARY 21st, 2008

Orchard to Provide Perspective on Performance and Disclose
Projected 2007 Pro Forma Revenue Results of $40 Million, Up
59% from the Prior Year

New York, NY (February 19, 2008) – The Orchard (NASDAQ: ORCD), a global leader in digital music and entertainment, today announced it was selected to present at Roth Capital Partners’ 20th Annual OC Growth Stock Conference, to be held from February 18-21, 2008 at the Ritz Carlton in Dana Point, California. The event is expected to draw over 1,000 investors.

Orchard President & Chief Executive Greg Scholl will speak to institutional investors on Thursday, February 21, at 10:30 a.m. in The Promenade. His presentation will focus on The Orchard’s positioning within the burgeoning digital media sector, and he will disclose projected 2007 pro forma combined revenue results of $40 million in the context of a discussion of the company’s financial performance since 2004. Since 2004, on a pro forma consolidated basis, The Orchard has had revenue growth averaging 153% annually, and the 2007 estimate represents a 59% increase over 2006. The Orchard currently has approximately 7.9 million common shares outstanding on a fully diluted basis.

To view a live webcast of the presentation, please visit the following link at 10:30 a.m. PST on Thursday, February 21st: http://www.wsw.com/webcast/roth16/orcd/ The webcast will be available for viewing for 14 days after the end of the conference.

Based in Newport Beach, California, Roth Capital Partners was formed in 1984 and has consistently been a leader and innovator in the small and micro cap markets. For more information about Roth Capital Partners and its conferences please visit www.rothcp.com

To receive regular updates on The Orchard, please visit http://investor.dmgi.com/phoenix.zhtml?c=194343&p=irol-IRHome

About The Orchard
The Orchard (NASDAQ: ORCD) controls and globally distributes more than one million songs and over 4,000 hours of video programming through hundreds of digital stores (e.g. iTunes, eMusic, Google, Netflix) and mobile carriers (e.g. Verizon, Vodafone, Bell Canada, Moderati, 3). With operations in 28 countries, The Orchard drives sales for its label, retailer, brand, and agency clients through innovative marketing and promotional campaigns; brand entertainment programs; and film, advertising, gaming and television licensing. A pioneer in digital music and media services, The Orchard fosters creativity and independence.

The Orchard is a registered trademark and The Orchard logo is a service mark of Orchard Enterprises NY, Inc. All Rights Reserved.

Forward Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance, such as statements regarding overall digital media trends, planned products and services, anticipated financial performance (particularly as relates to 2007 revenue performance), and the availability of the webcast associated with the Roth Conference. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. These forward-looking statements involve a number of risks and uncertainties, certain of which are outside of the Company’s control. The factors that could cause actual results to differ materially from our expectations are detailed in The Orchard’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and the Proxy Statement on Schedule 14A filed with the SEC on October 10, 2007.

Press Contact
USA
Axis Marketing/PR Sarah Miller, +1-310-276-2220
smiller@axismarketingpr.com
or
Europe
Simon Lait, + 44 (0)1832 720 292
m. + 44 (0)7785 596 593
simon@theorchard.com

Investor Relations Contact
IR@theorchard.com